Exhibit 99.1

Laureen DeBuono CFO of Thermage, Inc. 510-259-5221 Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Jennifer Saunders 646-201-5431

Thermage Announces Third Quarter Financial Results

Revenue Up 11%; Tip Revenue Up 16%

Gross Profit Margin of 78%; Non-GAAP EPS of $0.06

Cellulite Product Launch Targeted for Late Q1 2008

Company Updates Guidance for Full Year 2007

Hayward, Calif., November 6, 2007 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported its financial results for the third quarter ended September 30, 2007. Revenue for the third quarter of 2007 was $13.9 million, an 11% increase from $12.5 million for the quarter ended September 30, 2006. The Company reported net income of $0.4 million on a GAAP basis for the recent third quarter, or $0.02 per diluted share, versus a net loss of $1.5 million, or $(0.36) per diluted share, for the third quarter of 2006. Non-GAAP(1) net income for the third quarter of 2007 was $1.6 million, or $0.06 per diluted share, compared to a non-GAAP(1) net loss of $0.9 million, or $(0.06) per diluted share, for the prior year period.

Revenue for the nine months ended September 30, 2007 was $46.5 million, up 18% from $39.6 million for the prior year period. GAAP net income for the first nine months of the year was $1.8 million, or $0.07 per diluted share, versus a net loss of $5.3 million, or $(1.26) per share last year. Non-GAAP(1) net income for the first nine months of 2007 was $5.5 million, or $0.22 per diluted share, compared to a non-GAAP(1) net loss of $1.6 million, or $(0.10) per diluted share, for the prior year period.

“Our third quarter net income was driven by a very strong gross profit margin of 78%, reflecting the strength of our treatment tip sales during the period,” said Stephen J. Fanning, President and Chief Executive Officer of Thermage. “Treatment tip revenue grew 16% from the third quarter of 2006. A key to our growth was our recently introduced premium ThermaCool STC (smoothing, tightening and contouring) tip that has served to further improve the value proposition for our customers. Tips and related consumables represented 73% of total revenue. During the quarter, we sold 120 generators. We also demonstrated continued good operating expense controls.”

“We believe support for Thermage treatments continues to grow among clinicians,” continued Mr. Fanning, “and that this support is being driven by a wide range of Thermage applications as a result of our aggressive new product introductions during 2007. The new ThermaCool STC treatment tip introduced last quarter has been selling well, and on October 15th we began shipments of our deep heating 3.0cm2 ThermaTip™ DC for use in our recently introduced Body Shape procedure. Finally, we are very excited with the clinical results we are seeing from our cellulite procedure trials and we are targeting product launch late first quarter of 2008.”

“The third quarter is traditionally the slowest for the industry,” Mr. Fanning continued. “While we have adjusted our top line outlook for the full year, we have also raised the low-end of our guidance on EPS. The gross profit margin should remain strong and we expect continued good control of our operating expenses.

Guidance:

Management currently expects full year 2007 revenue to be approximately $63 million. Net income for full year 2007 on a GAAP basis is expected to be between $0.07 and $0.10 per diluted share. Non-GAAP earnings are expected to be in a range of $0.26 to $0.30 per diluted share. The per share earnings amounts are based on fully diluted weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, and amounts recorded for revaluation of preferred stock warrant liabilities, all net of income taxes. The calculation of non-GAAP net earnings per share in the periods ended September 30, 2007 and 2006 also includes adjustments for dilutive potential common stock and assumes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PT (4:30 p.m. EST) on November 6, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-218-0713 for domestic participants and 303-262-2125 for international participants. Participating in the call will be Stephen J. Fanning, Chairman, President and Chief Executive Officer, and Laureen DeBuono, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers or 303-590-3000 for international callers. The passcode for both is 11098153#. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to continue to grow demand for Thermage treatments, timing of a cellulite product launch, as well as financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s third quarter September 30, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-Q as filed with the Securities and Exchange Commission on August 13, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$13,865	$12,507	$46,519	$39,569
Cost of revenue	3,111	3,493	12,081	11,172

Gross margin	10,754	9,014	34,438	28,397

Operating expenses
Sales and marketing	6,016	5,785	19,205	17,935
Research and development	2,282	2,189	6,980	7,129
General and administrative	2,695	2,688	8,162	7,345

Total operating expenses	10,993	10,662	34,347	32,409

Income (loss) from operations	(239)	(1,648)	91	(4,012)
Interest and other income	662	135	1,846	375
Interest, warrants and other expense	—	(33)	—	(1,661)

Income (loss) before income taxes	423	(1,546)	1,937	(5,298)
Provision for income taxes	—	—	(147)	—

Net income (loss)	$423	$(1,546)	$1,790	$(5,298)

Net income (loss) per share — basic	$0.02	$(0.36)	$0.08	$(1.26)

Net income (loss) per share — diluted	$0.02	$(0.36)	$0.07	$(1.26)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,364,409	4,317,069	23,151,949	4,196,954

Diluted	24,882,614	4,317,069	24,825,621	4,196,954

Thermage, Inc

NON-GAAP RECONCILIATION OF NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GAAP net income (loss)	$423	$(1,546)	$1,790	$(5,298)
Non-GAAP adjustments to net income (loss):
Stock-based compensation (a)	1,222	779	3,705	2,662
Impact of change in fair value of preferred warrant liabilities (b)	—	(164)	—	1,075

Total non-GAAP adjustments to net income (loss)	1,222	615	3,705	3,737

Non-GAAP net income (loss)	$1,645	$(931)	$5,495	$(1,561)

GAAP basic net income (loss) per share	$0.02	$(0.36)	$0.08	$(1.26)
Non-GAAP adjustments to basic income (loss) per share:
Stock-based compensation (a)	0.05	0.05	0.16	0.16
Impact of change in fair value of preferred warrant liabilities (b)	—	(0.01)	—	0.07
Impact of higher weighted average shares due to assumed conversion of preferred shares (c)	—	0.26	—	$0.93

Non-GAAP basic net income (loss) per share	$0.07	$(0.06)	$0.24	$(0.10)

Non-GAAP diluted net income (loss) per share	$0.06	$(0.06)	$0.22	$(0.10)

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	23,364,409	16,369,615	23,151,949	16,242,753

GAAP weighted average shares outstanding used in calculating basic net income (loss) per common share:	23,364,409	4,317,069	23,151,949	4,196,954
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,052,546	—	12,045,799

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	23,364,409	16,369,615	23,151,949	16,242,753

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per common share:	24,882,614	4,317,069	24,825,621	4,196,954
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,052,546	—	12,045,799
Adjustments for dilutive potential common stock	549,052	—	585,145	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income per common share:	25,431,666	16,369,615	25,410,766	16,242,753

(a)	Includes all employee and non-employee stock-based compensation charges

(b)	Includes the impact of adjustments related to the revaluation of the Company’s preferred stock warrant liability during the period.

(c)	Assumes the conversion of the Company’s convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$16,995	$45,915
Marketable investments	32,915	—
Accounts receivable, net	4,560	3,285
Inventories, net	6,935	5,219
Prepaid expenses and other current assets	1,055	1,717

Total current assets	62,460	56,136
Property and equipment, net	3,166	3,638
Other assets	232	101

Total assets	$65,858	$59,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,319	$1,398
Accrued liabilities	6,630	7,372
Current portion of deferred revenue	1,559	1,151
Customer deposits	17	62

Total current liabilities	9,525	9,983
Deferred revenue, net of current portion	736	716
Other liabilities	100	55

Total liabilities	10,361	10,754

Stockholders’ equity:
Preferred stock, $0.001 par value:
shares authorized: 10,000,000 at 2007 and 2006; issued and outstanding: none at 2007 and 2006	—	—
Common stock, $0.001 par value:
shares authorized: 100,000,000 at 2007 and 2006; issued and outstanding: 23,437,629 and 22,906,851 at 2007 and 2006, respectively	23	23
Additional paid-in capital	97,963	93,418
Deferred stock-based compensation	(5)	(6)
Notes receivable from stockholders	—	(125)
Accumulated other comprehensive income	15	—
Accumulated deficit	(42,499)	(44,189)

Total stockholders’ equity	55,497	49,121

Total liabilities and stockholders’ equity	$65,858	$59,875